EXHIBIT 99.1

Contact:       Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

CAMERON ANNOUNCES FIRST QUARTER EARNINGS

•	First quarter earnings per share of $0.75, excluding charges and discontinued operations
•	Record first quarter revenues
•	15.2 million shares repurchased during quarter
•	Full year earnings guidance raised

HOUSTON (April 24, 2014) -- Cameron (NYSE: CAM) reported earnings per share for the first quarter of 2014 of $0.75 excluding charges and discontinued operations. This compares to earnings per share for the first quarter of 2013 of $0.69 excluding charges. After-tax charges for the first quarter of 2014 were $0.21 per share primarily related to the write-off of non-tax deductible goodwill associated with the planned sale of the reciprocating compression business. Discontinued operations were a $0.03 loss.

The Company reported GAAP earnings per diluted share from continuing operations of $0.54 for the first quarter of 2014, compared to $0.59 for the first quarter of 2013.

Year-over-year revenues increase

Revenues were a first quarter record of $2.4 billion, up 18 percent from $2.1 billion a year ago. Cameron Chairman, President and Chief Executive Officer Jack B. Moore said that the year-over-year revenue increase was due to gains in the Drilling and Production Systems group. Further, Moore commented, “Year over year revenue gains were reflected in our Drilling Systems, Surface Systems and OneSubsea businesses, a result of record backlogs established in 2013. We were pleased with our overall DPS and Valves & Measurement margins for the quarter and we continue to make progress in improving execution in our drilling business.”

Orders and backlog strong

Total orders for the quarter were $2.5 billion. While orders were down sequentially and year-over-year, they represented the second best first quarter results in the Company’s history. “Orders for the first quarter were driven by our drilling, surface and V&M businesses”, Moore said, “With a more robust outlook for North America and several deepwater projects expected to move forward, we believe our orders could exceed 2013’s record level.”

Cameron’s backlog at the end of the first quarter was $11.3 billion, down slightly from its historical high of $11.4 billion at the end of 2013. The ending first quarter backlog reflects the cancellation of the STX deep-water rig order during the quarter. First quarter backlog is up 13% from prior year levels.

Share repurchase activity continued; repurchase authorization increased; additional borrowing

The Company continued to actively repurchase its shares during the quarter. Following a record year in 2013, when 27 million shares were repurchased for $1.5 billion, an additional 15.2 million shares were repurchased during the first quarter for $926 million. Cameron increased its borrowing by $330 million during the quarter to help support its share repurchase activities. Also, during the quarter an additional $500 million of share repurchases were authorized by the Board of Directors. The quarter ended with an outstanding authorization of $420 million.

Continued disciplined capital investments

The Company recorded $105 million in capital expenditures in the first quarter, primarily in Surface Systems and OneSubsea. Full year capital expenditures are expected to be between $450 and $500 million, focused on Surface Systems, OneSubsea and Drilling Systems infrastructure. The Company continues to see capital investment opportunities in its core businesses.

Full year earnings guidance revised

Beginning in the first quarter of 2014, the Company’s Reciprocating Compression business is being reported as discontinued operations. With this exclusion noted, Cameron currently expects second quarter earnings from continuing operations to be in the range of $0.84 to $0.89 per diluted share excluding charges, and expects full-year 2014 earnings from continuing operations to be in the range of $3.80 to $4.10 per share excluding charges.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding anticipated earnings of the Company, including those of OneSubsea, for the second quarter and full year 2014, as well as expectations regarding improved execution in its drilling business, orders and capital spending, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products, particularly as affected by North American activity; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended March 31,
	2014	2013
Revenues:
Drilling & Production Systems	$1,705.1	$1,269.0
Valves & Measurement	492.3	521.5
Process & Compression Systems	234.1	270.4
Total revenues	2,431.5	2,060.9

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,765.1	1,453.0
Selling and administrative expenses	328.3	303.3
Depreciation and amortization	86.8	67.3
Interest, net	32.1	25.8
Other costs	49.0	31.0
Total costs and expenses	2,261.3	1,880.4

Income from continuing operations before income taxes	170.2	180.5
Income tax provision	(48.5)	(34.1)
Income from continuing operations	121.7	146.4
Income (loss) from discontinued operations, net of income taxes	(5.6)	1.9
Net income	116.1	148.3
Net income attributable to noncontrolling interests	5.0	–
Net income attributable to Cameron stockholders	$111.1	$148.3

Amounts attributable to Cameron stockholders:
Income from continuing operations	$116.7	$146.4
Income (loss) from discontinued operations	(5.6)	1.9
Net income attributable to Cameron stockholders	$111.1	$148.3

Earnings (loss) per common share attributable to Cameron stockholders:
Basic
Continuing operations	$0.54	$0.59
Discontinued operations	(0.03)	0.01
Earnings per share attributable to Cameron stockholders	$0.51	$0.60

Diluted
Continuing operations	$0.54	$0.59
Discontinued operations	(0.03)	0.01
Earnings per share attributable to Cameron stockholders	$0.51	$0.60

Shares used in computing earnings per common share:
Basic	214.9	247.5
Diluted	216.2	249.0

EBITDA, excluding other costs:
Drilling & Production Systems	$249.3	$198.1
Valves & Measurement	106.0	123.3
Process & Compression Systems(1)	22.9	25.7
Corporate and other(2)	(40.1)	(42.5)
Total	$338.1	$304.6

[1]	Excludes discontinued operations.
[2]	Corporate EBITDA amounts exclude $49.0 million and $31.0 million of other costs during the three months ended March 31, 2014 and 2013, respectively.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets:
Cash and cash equivalents	$972.1	$1,812.9
Short-term investments	41.0	41.0
Receivables, net	2,668.5	2,719.1
Inventories, net	3,193.0	3,132.4
Other	448.1	463.2
Assets of discontinued operations	483.0	–
Total current assets	7,805.7	8,168.6
Plant and equipment, net	1,995.3	2,036.9
Goodwill	2,693.2	2,924.8
Intangibles, net	892.0	903.7
Other assets	254.3	214.5
Total Assets	$13,640.5	$14,248.5

Liabilities and Stockholders’ Equity:
Short-term debt	$626.7	$297.0
Accounts payable and accrued liabilities	3,633.9	3,883.4
Accrued income taxes	87.8	80.1
Liabilities of discontinued operations	60.7	–
Total current liabilities	4,409.1	4,260.5

Long-term debt	2,563.1	2,562.8
Deferred income taxes	273.5	276.8
Other long-term liabilities	239.0	233.0
Total liabilities	7,484.7	7,333.1

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at March 31, 2014 and December 31, 2013	2.6	2.6
Capital in excess of par value	3,207.5	3,206.9
Retained earnings	4,931.0	4,819.9
Accumulated other elements of comprehensive income (loss)	(69.1)	(79.5)
Less: Treasury stock 56,109,636 shares at March 31, 2014 (41,683,164 shares at December 31, 2013)	(2,999.5)	(2,098.0)
Total Cameron stockholders’ equity	5,072.5	5,851.9
Noncontrolling interests	1,083.3	1,063.5
Total equity	6,155.8	6,915.4

Total Liabilities and Stockholders’ Equity	$13,640.5	$14,248.5

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income	$116.1	$148.3
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	67.8	56.1
Amortization	19.0	13.9
Non-cash stock compensation expense	14.0	13.4
Deferred income taxes and tax benefit of stock compensation plan transactions	(16.5)	14.0
Changes in assets and liabilities, net of translation and non-cash items:
Receivables	(60.3)	165.2
Inventories	(174.7)	(215.5)
Accounts payable and accrued liabilities	(213.3)	(204.5)
Other assets and liabilities, net	73.4	(13.6)
Net cash used for operating activities	(174.5)	(22.7)

Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	5.0	275.2
Purchases of short-term investments	(5.0)	(286.9)
Capital expenditures	(104.8)	(83.7)
Proceeds from sales of plant and equipment	6.3	3.0
Net cash used for investing activities	(98.5)	(92.4)

Cash flows from financing activities:
Short-term loan borrowings (repayments), net	330.1	36.9
Purchase of treasury stock	(902.0)	(32.1)
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	9.0	22.2
Excess tax benefits from stock compensation plan transactions	2.0	5.6
Principal payments on capital leases	(2.8)	(2.7)
Net cash provided by (used for) financing activities	(563.7)	29.9

Effect of translation on cash	(4.1)	(18.2)

Decrease in cash and cash equivalents	(840.8)	(103.4)

Cash and cash equivalents, beginning of period	1,812.9	1,185.8

Cash and cash equivalents, end of period	$972.1	$1,082.4

Cameron
Orders and Backlog
($ millions)

	Three Months Ended March 31,
Orders(1)	2014	2013

Drilling & Production Systems	$1,758.9	$2,743.0
Valves & Measurement	536.4	538.5
Process & Compression Systems	186.6	268.0
Total	$2,481.9	$3,549.5

Backlog(1)	March 31, 2014	December 31, 2013	March 31, 2013

Drilling & Production Systems	$9,321.2	$9,451.4	$7,970.7
Valves & Measurement	1,057.2	1,017.4	1,083.5
Process & Compression Systems	890.7	941.5	864.6
Total	$11,269.1	$11,410.3	$9,918.8

(1)	Excludes discontinued operations

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended March 31, 2014
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems(1)	Corporate	Total

Income (loss) from continuing operations before income taxes	$183.0	$94.1	$15.5	$(122.4)	$170.2
Depreciation & amortization	66.3	11.9	7.4	1.2	86.8
Interest, net	–	–	–	32.1	32.1
Other costs	–	–	–	49.0	49.0

EBITDA, excluding other costs	$249.3	$106.0	$22.9	$(40.1)	$338.1

	Three Months Ended March 31, 2013
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems(1)	Corporate	Total

Income (loss) from continuing operations before income taxes	$154.4	$113.4	$19.6	$(106.9)	$180.5
Depreciation & amortization	43.7	9.9	6.1	7.6	67.3
Interest, net	–	–	–	25.8	25.8
Other costs	–	–	–	31.0	31.0

EBITDA, excluding other costs	$198.1	$123.3	$25.7	$(42.5)	$304.6

(1)	Excludes discontinued operations

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions, except per share amounts)

	Three Months Ended March 31, 2014
	After Tax	Diluted EPS(4)

Income from continuing operations	$121.7
Less: Net income attributable to noncontrolling interests	(5.0)
Net income attributable to Cameron from continuing operations	116.7	$0.54
Adjustments:
Impairment of goodwill(1)	39.9
Acquisition and other integration costs(2)	0.6
Severance, restructuring and other costs(3)	5.3
Net income attributable to Cameron excluding charges	$162.5	$0.75

(1)	Adjustment is non-deductible for tax purposes
(2)	Individual adjustment assumes a 22.5% effective tax rate
(3)	Individual adjustment assumes a 23.0% effective tax rate
(4)	Based on 216.2 million diluted shares

	Three Months Ended March 31, 2013
	After Tax(1)	Diluted EPS(2)

Income from continuing operations	$146.4	$0.59
Adjustments:
Acquisition and other integration costs	14.9
Devaluation of Venezuelan bolivar	6.0
Mark-to-market impact on currency derivatives not designated as accounting hedges	2.2
Severance, litigation, and other restructuring costs	1.9
Net income excluding charges	$171.4	$0.69

(1)	Individual adjustments assume an 18.9% effective tax rate
(2)	Based on 249.0 million diluted shares